Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FMC Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-229962) and Form S-8 (Nos. 333-235595, 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) of FMC Corporation of our reports dated February 25, 2021, with respect to the consolidated balance sheets of FMC Corporation and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and schedule II – valuation and qualifying accounts and reserves, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of FMC Corporation.

Our report refers to the Company’s adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) and the related amendments.

/s/ KPMG LLP
Philadelphia, Pennsylvania
February 25, 2021